Exhibit 99.1

Orbitz Worldwide, Inc. Reports Second Quarter 2014 Results

Chicago, August 7, 2014 - Orbitz Worldwide, Inc. (NYSE: OWW) today announced results for the second quarter and six months ended June 30, 2014.

•	Room nights increased 20 percent year-over-year in the second quarter 2014.

•	Net revenue increased 10 percent year-over-year to $248.1 million in the second quarter 2014.

•	Net income in the second quarter 2014 was $6.9 million.

•	Adjusted EBITDA increased 4 percent year-over-year to $44.8 million in the second quarter 2014.

(in thousands, except	Three Months Ended June 30,			Six Months Ended June 30,
per share data)	2014	2013	Change (a)	2014	2013	Change (a)

Hotel room night growth (b)	20%	20%		16%	17%
Gross bookings	$3,357,698	$3,084,888	9%	$6,540,212	$6,187,469	6%
Net revenue	$248,053	$225,798	10%	$458,308	$428,658	7%
Net revenue margin (c)	7.4%	7.3%	0.1 ppt	7.0%	6.9%	0.1 ppt
Net income	$6,881	$561	**	$947	$146,761	**
Basic EPS	$0.06	$0.01	**	$0.01	$1.37	**
Diluted EPS	$0.06	$—	**	$0.01	$1.32	**

Operating cash flow	$49,657	$29,883	66%	$206,124	$206,137	—%
Capital spending	$13,454	$9,693	39%	$21,168	$17,957	18%

EBITDA (d)	$36,557	$18,417	98%	$61,047	$30,106	103%
Adjustments	$8,207	$24,464	(66)%	$12,434	$34,422	(64)%
Adjusted EBITDA (d)	$44,764	$42,881	4%	$73,481	$64,528	14%

** Not meaningful.

(a)	Percentages are calculated on unrounded numbers.

(b)	Represents year-over-year growth in stayed hotel room nights. Includes both standalone hotel room nights and hotel room nights included in vacation packages.

(c)	Represents net revenue as a percentage of gross bookings.

(d)
Non-GAAP financial measures. Definitions of EBITDA and Adjusted EBITDA and a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measure are contained in Appendix A.

Second Quarter 2014 Financial Results

Gross Bookings and Net Revenue
Gross bookings increased 9 percent year-over-year to $3.4 billion in the second quarter 2014. This increase was driven by higher hotel, car, vacation package and air volume and higher average booking values per air, vacation package, hotel and car transaction.

Net revenue increased 10 percent year-over-year to $248.1 million in the second quarter 2014. This increase was driven by higher hotel, vacation package, car and air transaction volume and higher net revenue per air, vacation package and car transaction partially offset by lower net revenue per hotel transaction. The acquisition of certain assets and contracts from the Travelocity Partner Network ("TPN") on February 28, 2014, contributed approximately 7 percentage points to year-over-year net revenue growth for the second quarter 2014.

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2014	2013	Change	2014	2013	Change

Net Revenue
Standalone Hotel	$90,257	$78,189	15%	$157,491	$141,112	12%
Standalone Air	71,004	67,464	5%	141,232	136,715	3%
Vacation Package	43,353	38,663	12%	76,265	70,340	8%
Advertising and Media	15,181	15,518	(2)%	29,767	28,586	4%
Other	28,258	25,964	9%	53,553	51,905	3%
Total Net Revenue	$248,053	$225,798	10%	$458,308	$428,658	7%

Domestic	$182,299	$164,565	11%	$336,908	$314,771	7%
International	65,754	61,233	7%	121,400	113,887	7%
Total Net Revenue	$248,053	$225,798	10%	$458,308	$428,658	7%

•
Standalone hotel net revenue was $90.3 million in the second quarter 2014, up 15 percent year-over-year. This increase was due to higher transaction volume offset by lower net revenue per transaction due primarily to loyalty contra revenue associated with Orbitz Rewards and promotional activities. The TPN acquisition contributed approximately 8 percentage points to year-over-year standalone hotel net revenue growth for the second quarter 2014. Standalone hotel net revenue represented 36 percent of total second quarter net revenue, up from 35 percent in the second quarter 2013.

•
Standalone air net revenue was $71.0 million in the second quarter 2014, up 5 percent year-over-year. This increase was due to higher net revenue per air transaction. The TPN acquisition contributed approximately 10 percentage points to year-over-year standalone air net revenue growth for the second quarter 2014. Standalone air net revenue represented 29 percent of total second quarter net revenue, down from 30 percent in the second quarter 2013.

•
Vacation package net revenue was $43.4 million in the second quarter 2014, up 12 percent year-over-year. This increase was driven by higher transaction volume and higher net revenue per transaction. The TPN acquisition contributed approximately 3 percentage points to year-over-year vacation package net revenue growth for the second quarter 2014. Vacation package net revenue represented 17 percent of total second quarter net revenue in both 2013 and 2014.

•
Advertising and media net revenue was $15.2 million in the second quarter 2014, down 2 percent year-over-year. Advertising and media net revenue represented 6 percent of total second quarter net revenue, down from 7 percent in the second quarter 2013.

In order to provide a more comparable view of the company's operating performance across periods, Appendix A to this release adjusts gross bookings and net revenue for currency impacts. The company has also included a schedule of trended operating metrics in Appendix B to this release.

Operating Expenses

Cost of revenue
Cost of revenue is comprised primarily of costs to operate customer service call centers, credit card and other payment processing fees and other costs, which include customer refunds, fraud and other charge-backs, and connectivity and other processing costs.

	Three Months Ended June 30,		$	%
	2014	2013	Change	Change
	(in thousands)
Customer service costs	$19,549	$15,111	$4,438	29%
Credit card processing fees	18,727	15,789	2,938	19%
Other	9,362	8,388	974	12%
Total cost of revenue	$47,638	$39,288	$8,350	21%
% of net revenue	19.2%	17.4%

Cost of revenue as a percent of net revenue for the second quarter 2014 increased 181 basis points. Excluding the acquisition of TPN, cost of revenue as a percent of net revenue was flat year-over-year.

Selling, general and administrative (SG&A) expense
SG&A expense is comprised primarily of wages and benefits, contract labor costs, network communications, systems maintenance and equipment costs and other costs, which include legal, foreign currency transaction and hedging costs and other administrative costs.

	Three Months Ended June 30,		$	%
	2014	2013	Change	Change
	(in thousands)
Wages and benefits	$43,818	$42,158	$1,660	4%
Contract labor	6,115	5,257	858	16%
Network communications, systems maintenance and equipment	7,446	7,056	390	6%
Other	14,639	14,830	(191)	(1)%
Total SG&A	$72,018	$69,301	$2,717	4%
% of net revenue	29.0%	30.7%

SG&A expense as a percent of net revenue for the second quarter 2014 decreased 166 basis points, due to efficiencies resulting from the global platform, lower professional fees and incentive based compensation, and a larger amount of capitalized wages and benefits. Excluding TPN, SG&A was down $1.9 million for the second quarter.

Marketing expense
Marketing expense is comprised primarily of online marketing costs, such as search engine marketing and travel research; offline marketing costs, such as television, radio and print advertising; and commissions to affiliates.

	Three Months Ended June 30,		$	%
	2014	2013	Change	Change
	(in thousands)
Marketing expense	$89,604	$80,700	$8,904	11%
% of net revenue	36.1%	35.7%

Marketing expense as a percent of net revenue for the second quarter 2014 increased 38 basis points.

Interest Expense
Net interest expense decreased $4.1 million in the second quarter 2014 compared with the second quarter 2013. For the second quarter 2014, the weighted average interest rate of the company's term loans was 215 basis points lower than the second quarter

2013, resulting in lower year-over-year interest expense of $3.2 million.

At June 30, 2014, the company was in compliance with all financial covenants in its credit agreement.

Cash Flow and Liquidity
Operating cash flow was $206.1 million for the six months ended June 30, 2014, and was flat year-over-year.

At June 30, 2014, available liquidity was $345 million, which was comprised of cash and cash equivalents of $265 million and $80 million available on the revolving credit facility.

Operational Highlights

Consumer Brands

•
In May 2014, the Orbitz.com apps for iOS and Android were honored with the Best Travel App award at the 2014 APPY Awards. The distinguished APPY Awards honor applications on all platforms and are dedicated to acknowledging creativity and excellence in app design.

•
In July 2014, Orbitz Rewards achieved 2.3 million members. The Orbitz Rewards loyalty program gives travelers an opportunity to earn Orbucks® -- the currency of Orbitz Rewards -- when booking hotels, flights and vacation packages on Orbitz.com and then redeem them instantly on tens of thousands of hotels around the world, with no blackout dates, no redemption hurdles and no restrictions on combining rewards with other offers.

•
In July 2014, Orbitz Worldwide expanded its loyalty offering with the launch of CheapTickets CheapCashSM. Travelers can earn rewards in CheapCash when booking any flight on CheapTickets.com. If booking through the CheapTickets mobile app for iOS and Android, members can earn rewards on both air and hotel. The CheapCash currency can be redeemed against stays in tens of thousands of CheapCash hotels in destinations around the world. CheapCash can be used within 30 days, but members have one year from the date of booking to complete travel.

•	In the second quarter 2014, 31 percent of standalone hotel bookings were made via mobile devices across the company's global consumer brand portfolio, up from 24 percent in the second quarter 2013.

•
In July 2014, Orbitz partnered with Amazon for the launch of its Fire smartphone by developing an app specifically optimized to take advantage of the Fire’s unique capabilities, including its 3D user interface, gesture controls and enhanced home screen carousel.

Orbitz Partner Network

•
During the second quarter 2014, Orbitz Worldwide signed partner marketing contracts with a number of destination marketing organizations including the Breckenridge Chamber of Commerce, British Virgin Islands, Croatia Tourism Board, Durango Area Tourism Office, Greek National Tourist Office, Michigan Development Corporation, Nassau Paradise Island, Santa Monica Convention and Visitors Bureau, Texas Tourism, Virginia Tourism Corporation, Visit Britain and Visit Florida.

•
Orbitz.com recently launched two new installments of its successful online video initiative, Orbitz Originals, hosted by award-winning travel expert Richard Bangs. "Orbitz Originals: Secrets of Puerto Rico," viewable at orbitz.com/PuertoRico, launched in June 2014 and was produced in partnership with the Puerto Rico Tourism Company. "Orbitz Originals: Jackson Hole Winter +," viewable at orbitz.com/JacksonHole, launched in July 2014 and was produced in partnership with the Jackson Hole Travel and Tourism Board. To date, Orbitz Originals videos highlighting Cancun, the Cayman Islands, Florida, New York, Northern Ireland, Qatar, Vermont and Western Ireland have generated more than one million views by travelers seeking inspiration for future trips.

Partner Services

•
During the second quarter 2014, Orbitz Worldwide signed marketing and promotion agreements with Diamond Resorts, Dorint Hotels and Resorts, Dorsett Hospitality Group, GHL Hotels, Pan Pacific Hotel Group and Scandic Hotels.

•	During the second quarter 2014, Orbitz Worldwide signed marketing and promotion agreements with a number of airlines including Avianca, China Southern and WestJet.

•	During the second quarter 2014, Orbitz Worldwide signed a marketing and promotion agreement with car rental provider Avis Budget Group.

Outlook

For the third quarter 2014, the company expects:

•	Net revenue between $249 million and $254 million; and

•	Adjusted EBITDA between $41 million and $46 million.

For the full year 2014, the company expects:

•	Net revenue growth between 9 and 11 percent year-over-year; and

•	Adjusted EBITDA growth between 7 and 10 percent year-over-year.

This outlook assumes foreign exchange rates as of July 31, 2014.

Quarterly Conference Call

Orbitz Worldwide will host a conference call to discuss its second quarter 2014 results at 10:00 a.m. ET (9:00 a.m. CT) on Thursday, August 7, 2014. A live webcast of the conference call can be accessed through the Orbitz Worldwide Investor Relations website at investors.orbitz.com. An archive of the webcast and a transcript will also be available on the website for at least 30 days.

About Orbitz Worldwide

Orbitz Worldwide (NYSE:OWW) is a leading global online travel company using technology to transform the way consumers around the world plan and purchase travel. Orbitz Worldwide operates the consumer travel planning sites Orbitz (orbitz.com), ebookers (ebookers.com), HotelClub (hotelclub.com) and CheapTickets (cheaptickets.com). Also within the Orbitz Worldwide family, Orbitz Partner Network (orbitz.com/OPN) delivers private label travel technology solutions to a broad range of partners including some of the world`s largest airlines and travel agencies, and Orbitz for Business (orbitzforbusiness.com) delivers managed travel solutions for companies of all sizes. Orbitz Worldwide makes investor relations information available at investors.orbitz.com.

Forward-Looking Statements

This release and its attachments may contain forward-looking statements that involve risks, uncertainties and other factors concerning, among other things, the company's expected financial performance and its strategic operational plans. The results presented are unaudited. The company's actual results and the effects of future plans, strategies or events could differ materially from those expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed or implied by the forward-looking statements in this release and its attachments include, but are not limited to, the company's ability to effectively compete in the travel industry; trends, declines, or disruptions affecting the travel industry or the level of travel activity, particularly air travel; the termination of any major supplier's participation on the company's websites; the company's ability to renegotiate supplier agreements on acceptable terms; change in airline distribution economics; the company's ability to maintain and protect its information technology and intellectual property; the outcome of pending litigation; system-related failures, interruptions, or security breaches; risks related to the company's level of indebtedness; risks associated with doing business in multiple currencies and international markets; and general economic and business conditions. More information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the company's filings with the Securities and Exchange Commission ("SEC"), which are available on the SEC's website at www.sec.gov or the company's Investor Relations website at investors.orbitz.com. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this release. All information in this release and its attachments is as of August 7, 2014, and Orbitz Worldwide undertakes no obligation to publicly revise any forward-looking statement.

About Non-GAAP Financial Measures

This release and its attachments include certain non-GAAP financial measures as defined by the SEC. These measures may be different from non-GAAP measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). Further information regarding the non-GAAP financial measures included in this release is contained in Appendix A attached to this release.

Media Contact:             Investor Contact:
Chris Chiames             Brian Wolf
+1 312 894 6890             +1 312 260 8301
chris.chiames@orbitz.com        OWWIR@orbitz.com

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net revenue	$248,053	$225,798	$458,308	$428,658
Cost and expenses:
Cost of revenue	47,638	39,288	90,383	80,582
Selling, general and administrative	72,018	69,301	138,260	141,665
Marketing	89,604	80,700	166,382	155,636
Depreciation and amortization	15,287	13,882	28,880	28,381
Impairment of property and equipment	—	—	—	2,577
Total operating expenses	224,547	203,171	423,905	408,841
Operating income	23,506	22,627	34,403	19,817
Other expense:
Net interest expense	(8,595)	(12,734)	(18,172)	(22,263)
Other expense	(2,236)	(18,092)	(2,236)	(18,092)
Total other expense	(10,831)	(30,826)	(20,408)	(40,355)
Income/(loss) before income taxes	12,675	(8,199)	13,995	(20,538)
Provision/(benefit) for income taxes	5,794	(8,760)	13,048	(167,299)
Net income	$6,881	$561	$947	$146,761

Net income per share - basic:
Net income per share	$0.06	$0.01	$0.01	$1.37
Weighted-average shares outstanding	110,218,036	107,231,148	109,907,641	106,765,207

Net income per share - diluted:
Net income per share	$0.06	$—	$0.01	$1.32
Weighted-average shares outstanding	115,079,178	112,915,245	114,474,084	111,187,643

Orbitz Worldwide, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except share data)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$264,667	$117,385
Accounts receivable (net of allowance for doubtful accounts of $1,521 and $1,186, respectively)	142,892	82,599
Prepaid expenses	14,397	17,113
Due from Travelport, net	16,715	12,343
Other current assets	14,047	13,862
Total current assets	452,718	243,302
Property and equipment (net of accumulated depreciation of $361,453 and $334,720)	112,949	116,145
Goodwill	345,388	345,388
Trademarks and trade names	90,702	90,398
Other intangible assets, net	6,645	89
Deferred income taxes, non-current	149,418	160,637
Restricted cash	136,175	118,761
Other non-current assets	40,261	32,966
Total Assets	$1,334,256	$1,107,686

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$23,613	$16,432
Accrued merchant payable	513,703	337,308
Accrued expenses	164,245	145,778
Deferred income	63,556	40,616
Term loan, current	29,150	13,500
Other current liabilities	6,850	4,324
Total current liabilities	801,117	557,958
Term loan, non-current	420,850	429,750
Tax sharing liability	61,306	61,518
Other non-current liabilities	16,909	16,738
Total Liabilities	1,300,182	1,065,964
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 110,233,689 and 108,397,627 shares issued, respectively	1,102	1,084
Treasury stock, at cost, 25,237 shares held	(52)	(52)
Additional paid-in capital	1,055,393	1,055,213
Accumulated deficit	(1,016,592)	(1,017,539)
Accumulated other comprehensive income/(loss)	(5,777)	3,016
Total Shareholders’ Equity	34,074	41,722
Total Liabilities and Shareholders’ Equity	$1,334,256	$1,107,686

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended June 30,
	2014	2013
Operating activities:
Net income	$947	$146,761
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,880	28,381
Impairment of property and equipment	—	2,577
Amortization of unfavorable contract liability	(178)	(1,790)
Non-cash net interest expense	5,237	7,506
Deferred income taxes	11,556	(167,545)
Stock compensation	6,803	6,875
Changes in assets and liabilities:
Accounts receivable	(59,185)	(29,804)
Due from Travelport, net	(4,253)	(10,301)
Accounts payable, accrued expenses and other current liabilities	24,168	26,390
Accrued merchant payable	175,944	158,729
Deferred income	21,920	22,015
Other	(5,715)	16,343
Net cash provided by operating activities	206,124	206,137

Investing activities:
Property and equipment additions	(21,168)	(17,957)
Acquisitions, net of cash acquired	(10,000)	—
Changes in restricted cash	(17,748)	(67,943)
Net cash used in investing activities	(48,916)	(85,900)

Financing activities:
Payments on and retirement of term loans	(443,250)	(890,030)
Issuance of long-term debt, net of issuance costs	443,256	877,718
Employee tax withholdings related to net share settlements of equity-based awards	(6,747)	(4,611)
Proceeds from exercise of employee stock options	143	5,588
Payments on tax sharing liability	(4,616)	(12,949)
Net cash used in financing activities	(11,214)	(24,284)

Effects of changes in exchange rates on cash and cash equivalents	1,288	(3,474)
Net increase in cash and cash equivalents	147,282	92,479
Cash and cash equivalents at beginning of period	117,385	130,262
Cash and cash equivalents at end of period	$264,667	$222,741

Supplemental disclosure of cash flow information:
Income tax payments, net	$1,889	$834
Cash interest payments	$13,104	$14,962
Non-cash investing activity:
Capital expenditures incurred not yet paid	$3,811	$5,622

Appendix A: Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

EBITDA is a performance measure used by management that is defined as net income or net loss plus: net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for certain non-cash and unusual or non-recurring items as described below. Orbitz Worldwide uses and believes investors and other external users of the company's financial statements benefit from the presentation of EBITDA and Adjusted EBITDA in evaluating its operating performance because:

•
These measures provide greater insight into management decision making at Orbitz Worldwide as they are among the primary metrics by which management evaluates the operating performance of the company's business. Management believes that when viewed with GAAP results and the accompanying reconciliation, EBITDA and Adjusted EBITDA provide additional information that is useful for management and other external users to gain an understanding of the factors and trends affecting the ongoing cash earnings capability of the company's business, from which capital investments are made and debt is serviced. These supplemental measures are used by management and the board of directors to evaluate the company's actual results against management's expectations.

•
EBITDA measures performance apart from items such as interest expense, income taxes and depreciation and amortization. Management believes that the exclusion of interest expense is necessary to evaluate the cash earnings capability of the business. The company generally only funds working capital requirements with funds borrowed under its revolving credit facility, if at all, in the fourth quarter of the year when its cash balances are typically the lowest. As a result, nearly all of the company's interest expense is not incurred to fund its operating activities. In addition, excluding interest expense from the company's non-GAAP measures is consistent with the company's intent to disclose the ongoing cash earnings capability of the business, from which capital investments are made and debt is serviced. Management believes that the exclusion of non-cash depreciation and amortization is also necessary to evaluate the cash earnings capability of the business. Management believes that the review of its non-GAAP measures in conjunction with other GAAP metrics, such as capital expenditures, is more useful in understanding the company's business than the inclusion of depreciation and amortization expense in the non-GAAP measures used by management, since depreciation and amortization expense has historically fluctuated as a result of purchase accounting and this expense involves management judgment (e.g. estimated useful lives).

•
Adjusted EBITDA corresponds more closely to the ongoing cash earnings capability of the company's business, by excluding the items described above and items such as litigation settlements that are not driven by core operating results, certain other non-cash items, such as goodwill and intangible asset impairment charges and stock-based compensation, and other unusual and non-recurring items, such as restructuring charges.

EBITDA and Adjusted EBITDA, as presented for the three and six months ended June 30, 2014 and 2013, are not defined under GAAP and do not purport to be an alternative to net income or net loss as a measure of operating performance. EBITDA and Adjusted EBITDA have certain limitations in that they do not take into account the impact of certain expenses to the company's income statement, such as stock-based compensation, goodwill and intangible asset impairment charges and certain one-time items, if applicable. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly-titled measures used by other companies.

The following table provides a reconciliation of net income to EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(in thousands)		(in thousands)
Net income	$6,881	$561	$947	$146,761
Net interest expense	8,595	12,734	18,172	22,263
Provision/(benefit) for income taxes	5,794	(8,760)	13,048	(167,299)
Depreciation and amortization	15,287	13,882	28,880	28,381
EBITDA	$36,557	$18,417	$61,047	$30,106

EBITDA was adjusted by the items listed and described in more detail below. The following table provides a reconciliation of EBITDA to Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(in thousands)		(in thousands)
EBITDA	$36,557	$18,417	$61,047	$30,106
Impairment of property and equipment (a)	—	—	—	2,577
Loss on extinguishment of debt	2,236	18,089	2,236	18,089
Stock-based compensation expense	3,918	4,231	6,803	6,875
Restructuring (b)	—	(114)	—	3,749
Acquisition-related integration costs (c)	1,517	—	2,230	—
Secondary stock offering costs (d)	817	—	817	—
Litigation settlements and other (e)	(281)	2,258	348	3,132
Adjusted EBITDA	$44,764	$42,881	$73,481	$64,528

(a)	Represents impairment of property and equipment in connection with the company's decision to exit the Away Network business in the first quarter of 2013.

(b)	Represents one-time costs associated with targeted cost actions the company undertook in the first quarter 2013.

(c)	Represents one-time acquisition integration costs incurred in connection with the purchase of the Travelocity Partner Network assets in the first quarter 2014.

(d)	Represents charges related to secondary stock offering by an affiliate of Travelport Limited.

(e)	Represents charges related to certain legal proceedings and other non-recurring professional fees.

Gross Bookings and Net Revenue, at Constant Currency
The company's reporting currency is the U.S. dollar. As a result, reported financial results are impacted by the strength or weakness of the U.S. dollar relative to the currencies of the international markets in which the company operates, particularly the pound sterling, Euro, Swiss franc and Australian dollar. Management evaluates the company's operating performance with and without the impact of changes in foreign exchange rates because it believes excluding the impact of foreign exchange rates provides a more comparable view of the company's operating performance across periods. Management believes that when viewed with GAAP results and the accompanying reconciliation, management and other external users are better able to gain an understanding of the factors and trends affecting operating performance. The following table adjusts gross bookings and net revenue for foreign currency impacts across the relevant periods:

	Three Months Ended June 30,
(in thousands)	Domestic	International	Total Orbitz Worldwide

Gross Bookings
Q2, 2014 Reported Gross Bookings	$2,729,525	$628,173	$3,357,698

Q2, 2013 Reported Gross Bookings	$2,479,941	$604,947	$3,084,888
Impact of Foreign Exchange Rates		29,184	29,184
Q2, 2013 Gross Bookings at Constant Currency	$2,479,941	$634,131	$3,114,072

Reported Gross Bookings Growth	10%	4%	9%
Gross Bookings Growth at Constant Currency	10%	(1)%	8%

Net Revenue
Q2, 2014 Reported Net Revenue	$182,299	$65,754	$248,053

Q2, 2013 Reported Net Revenue	$164,565	$61,233	$225,798
Impact of Foreign Exchange Rates	—	2,310	2,310
Q2, 2013 Net Revenue at Constant Currency	$164,565	$63,543	$228,108

Reported Net Revenue Growth	11%	7%	10%
Net Revenue Growth at Constant Currency	11%	3%	9%

	Six Months Ended June 30,
(in thousands)	Domestic	International	Total Orbitz Worldwide

Gross Bookings
Q2, 2014 Reported Gross Bookings	$5,207,335	$1,332,877	$6,540,212

Q2, 2013 Reported Gross Bookings	$4,904,897	$1,282,572	$6,187,469
Impact of Foreign Exchange Rates	—	45,639	45,639
Q2, 2013 Gross Bookings at Constant Currency	$4,904,897	$1,328,211	$6,233,108

Reported Gross Bookings Growth	6%	4%	6%
Gross Bookings Growth at Constant Currency	6%	—%	5%

Net Revenue
Q2, 2014 Reported Net Revenue	$336,908	$121,400	$458,308

Q2, 2013 Reported Net Revenue	$314,771	$113,887	$428,658
Impact of Foreign Exchange Rates	—	2,763	2,763
Q2, 2013 Net Revenue at Constant Currency	$314,771	$116,650	$431,421

Reported Net Revenue Growth	7%	7%	7%
Net Revenue Growth at Constant Currency	7%	4%	6%

Appendix B: Trended Operating Metrics

	2012				2013				2014
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2
Gross Bookings (in thousands)
Domestic	$2,492,564	$2,399,412	$2,087,798	$1,968,503	$2,424,956	$2,479,941	$2,210,466	$1,970,655	$2,477,810	$2,729,525
International	650,467	570,777	562,698	505,259	677,625	604,947	560,927	508,553	704,704	628,173
Total	$3,143,031	$2,970,189	$2,650,496	$2,473,762	$3,102,581	$3,084,888	$2,771,393	$2,479,208	$3,182,514	$3,357,698

Standalone Air	$2,202,538	$2,155,649	$1,821,937	$1,719,165	$2,027,713	$2,077,471	$1,790,232	$1,621,560	$1,953,324	$2,164,643
Non-air	940,493	814,540	828,559	754,597	1,074,868	1,007,417	981,161	857,648	1,229,190	1,193,055
Total	$3,143,031	$2,970,189	$2,650,496	$2,473,762	$3,102,581	$3,084,888	$2,771,393	$2,479,208	$3,182,514	$3,357,698
Year-over-Year Gross Bookings Growth
Domestic	5%	(1)%	(7)%	(4)%	(3)%	3%	6%	—%	2%	10%
International	9%	(2)%	(6)%	9%	4%	6%	—%	1%	4%	4%
Total	6%	(1)%	(7)%	(2)%	(1)%	4%	5%	—%	3%	9%

Standalone Air	4%	(2)%	(10)%	(7)%	(8)%	(4)%	(2)%	(6)%	(4)%	4%
Non-air	10%	2%	1%	13%	14%	24%	18%	14%	14%	18%
Total	6%	(1)%	(7)%	(2)%	(1)%	4%	5%	—%	3%	9%

At Constant Currency
Domestic	5%	(1)%	(7)%	(4)%	(3)%	3%	6%	—%	2%	10%
International	10%	6%	2%	11%	4%	6%	(1)%	(1)%	2%	(1)%
Total	6%	1%	(5)%	(2)%	(1)%	4%	4%	—%	2%	8%

Standalone Air	4%	(1)%	(9)%	(7)%	(8)%	(4)%	(2)%	(6)%	(4)%	3%
Non-air	10%	4%	3%	13%	14%	24%	19%	14%	14%	18%
Total	6%	1%	(5)%	(2)%	(1)%	4%	4%	—%	2%	8%

Net Revenue (in thousands)
Domestic	$137,343	$145,073	$142,297	$137,378	$150,206	$164,565	$159,718	$142,634	$154,609	$182,299
International	52,436	55,904	56,006	52,359	52,654	61,233	61,201	54,792	55,646	65,754
Total	$189,779	$200,977	$198,303	$189,737	$202,860	$225,798	$220,919	$197,426	$210,255	$248,053

Standalone Air	$72,244	$67,313	$61,917	$60,064	$69,251	$67,464	$59,455	$53,528	$70,228	$71,004
Non-air transactional	105,872	118,239	121,900	112,540	120,304	142,719	147,536	127,221	125,366	161,784
Non-transactional	11,663	15,425	14,486	17,133	13,305	15,615	13,928	16,677	14,661	15,265
Total	$189,779	$200,977	$198,303	$189,737	$202,860	$225,798	$220,919	$197,426	$210,255	$248,053

International as a % of Total Net Revenue	28%	28%	28%	28%	26%	27%	28%	28%	26%	27%
Year-over-Year Net Revenue Growth
Domestic	2%	2%	0%	7%	9%	13%	12%	4%	3%	11%
International	4%	(7)%	(8)%	8%	0%	10%	9%	5%	6%	7%
Total	3%	0%	(2)%	7%	7%	12%	11%	4%	4%	10%

Standalone Air	0%	(3)%	(3)%	1%	(4)%	—%	(4)%	(11)%	1%	5%
Non-air transactional	7%	0%	(2)%	9%	14%	21%	21%	13%	4%	13%
Non-transactional	(16)%	6%	(1)%	21%	14%	1%	(4)%	(3)%	10%	(2)%
Total	3%	0%	(2)%	7%	7%	12%	11%	4%	4%	10%

At Constant Currency
Domestic	2%	2%	0%	7%	9%	13%	12%	4%	3%	11%
International	4%	1%	0%	9%	1%	10%	9%	4%	5%	3%
Total	3%	2%	0%	7%	7%	12%	11%	4%	3%	9%

Standalone Air	0%	(1)%	0%	2%	(4)%	—%	(6)%	(12)%	—%	3%
Non-air transactional	7%	2%	0%	9%	14%	21%	22%	14%	5%	13%
Non-transactional	(16)%	7%	0%	22%	14%	2%	(3)%	(3)%	10%	(3)%
Total	3%	2%	0%	7%	7%	12%	11%	4%	3%	9%

Orbitz Worldwide Transaction Growth	1%	(4)%	(7)%	(4)%	(4)%	1%	(1)%	(2)%	(1)%	7%

Orbitz Worldwide Hotel Room Night Growth	3%	3%	0%	7%	14%	20%	22%	15%	12%	20%